                                                                    Exhibit 99.3


                          CUBIST PHARMACEUTICALS, INC.

                              AMENDED AND RESTATED
                         CORPORATE GOVERNANCE GUIDELINES
                           EFFECTIVE DECEMBER 10, 2004

                                TABLE OF CONTENTS

1.       ROLE OF THE BOARD AND MANAGEMENT........................................................2
2.       SELECTION OF CHAIRMAN, CEO AND LEAD DIRECTOR............................................2
3.       DIRECTOR RESPONSIBILITIES...............................................................3
4.       DIRECTOR QUALIFICATION STANDARDS........................................................3
5.       DIRECTOR SELECTION PROCESS..............................................................3
6.       BOARD COMMITTEES........................................................................4
7.       ASSIGNMENT AND ROTATION OF COMMITTEE MEMBERS............................................4
8.       COMMITTEE MEETING AGENDA................................................................5
9.       BOARD MEETING AGENDA....................................................................5
10.      BOARD MATERIALS DISTRIBUTED IN ADVANCE..................................................5
11.      REGULAR ATTENDANCE OF NON-DIRECTORS AT BOARD MEETINGS...................................5
12.      EXECUTIVE SESSIONS OF THE BOARD.........................................................5
13.      BOARD ACCESS TO SENIOR MANAGEMENT.......................................................5
14.      DIRECTOR COMPENSATION...................................................................6
15.      SIZE OF THE BOARD.......................................................................6
16.      ATTENDANCE OF BOARD MEETINGS............................................................6
17.      INDEPENDENT DIRECTORS...................................................................6
18.      DEFINITION OF INDEPENDENCE..............................................................6
19.      FORMER CEO'S BOARD MEMBERSHIP...........................................................7
20.      BOARD MEMBERSHIP CRITERIA...............................................................7
21.      ASSESSING THE BOARD'S PERFORMANCE.......................................................7
22.      DIRECTORS WHO CHANGE THEIR PRESENT JOB RESPONSIBILITY...................................7
23.      TERM LIMITS.............................................................................8
24.      RETIREMENT AGE..........................................................................8
25.      FORMAL EVALUATION OF THE CEO............................................................8
26.      EVALUATION OF EXECUTIVE OFFICERS........................................................8
27.      SUCCESSION PLANNING.....................................................................9
28.      MANAGEMENT DEVELOPMENT..................................................................9
29.      BOARD INTERACTION WITH STOCKHOLDERS, THE PRESS, CUSTOMERS, ETC..........................9
30.      SHARE OWNERSHIP OF DIRECTORS............................................................9
31.      CONFLICTS OF INTEREST...................................................................9
32.      RELATED PARTY TRANSACTIONS..............................................................10
33.      DIRECTOR ORIENTATION AND CONTINUING EDUCATION...........................................10
34.      DONATIONS TO DIRECTORS OR OFFICER CHARITIES.............................................10
35.      MEMBERSHIP ON OTHER BOARDS..............................................................10
36.      BOARD ACCESS TO INDEPENDENT ADVISORS....................................................11
37.      CODE OF CONDUCT AND ETHICS..............................................................11


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                          CUBIST PHARMACEUTICALS, INC.

                              AMENDED AND RESTATED
                         CORPORATE GOVERNANCE GUIDELINES
                           EFFECTIVE DECEMBER 10, 2004

         The business of Cubist Pharmaceuticals, Inc. (the "Company") is managed under the direction of its Board of Directors (the "Board"), which is elected by the Company's stockholders. The basic responsibility of the Board is to exercise its business judgment to act in what it believes to be the best interests of the Company and its stockholders. The Board believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Board will rely on the following guidelines to provide that framework. These guidelines are not absolute rules; they can be modified to reflect changes in the Company's organization or business environment. They should be interpreted in the context of applicable law, the Company's Charter and By-laws, and other governance documents such as committee charters.

1.       ROLE OF THE BOARD AND MANAGEMENT

         The Board performs the following principal functions: (i) selecting, evaluating, compensating and, where necessary, replacing the CEO; (ii) in consultation with the CEO, selecting the executive officers; (iii) approving corporate strategy, annual goals and operating budgets, mergers and acquisitions, and significant financings; (iv) acting as an advisor and counselor to senior management and monitoring its performance; (v) providing general oversight of the business; (vi) evaluating and establishing Board processes, performance and compensation; and (vii) monitoring legal and ethical conduct.

         Management executes the approved plans and budgets and is responsible for the day-to-day management of the Company.

         Both the Board and Management recognize that the long-term interests of the stockholders are advanced by responsibly addressing the concerns of the other stakeholders and interested parties.

2.       SELECTION OF CHAIRMAN, CEO, AND LEAD DIRECTOR

         The Board has the sole responsibility to select its Chairman and the CEO. The Board shall also consider, upon recommendation from the Corporate Governance Committee, appointing a Lead Director if appropriate. The Chairman shall have the responsibility for managing the Board. The CEO shall have the responsibility for managing the Company. The Lead Director, if any, shall have the responsibility for leading meetings of the independent directors if the Chairman is not an independent director and shall serve as a liaison between independent directors and the CEO if the CEO is also the Chairman. The CEO may or may not be a member of the Board as determined by the Board.


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3.       DIRECTOR RESPONSIBILITIES

         The Board holds at least four scheduled meetings each year, at which it reviews and discusses reports by management on the performance of the Company, its plans and prospects, as well as immediate and long-term strategic issues facing the Company. Directors are expected to attend all scheduled board and applicable committee meetings, as well as the Company's Annual Meeting of Stockholders. The Board's committees also have regularly scheduled meetings throughout the year. The Board and its committees hold additional meetings on an as needed basis, and Directors are expected to attend these meetings whenever possible. In addition to its general oversight of management and other obligations imposed by the Company's Certificate of Incorporation and By-laws and the Delaware General Corporation Law, the Board, acting itself or through one or more of its committees, performs a number of specific functions including:

         a. selecting, evaluating and compensating the executive officers, and overseeing executive officer succession planning;

         b. reviewing, approving and monitoring fundamental financial and business strategies and major corporate actions;

         c. assessing major risks facing the Company, and reviewing options for the mitigation; and

         d. overseeing the processes for maintaining the integrity of the Company, including the integrity of the financial statements, the integrity of compliance with law and ethics, the integrity of relationships with customers and suppliers, and the integrity of relationships with other stakeholders.

4.       DIRECTOR QUALIFICATION STANDARDS

         Directors should possess the highest personal and professional ethics, and be committed to representing the long-term interests of the stockholders. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time.

5.       DIRECTOR SELECTION PROCESS

         The Board is responsible for selecting new members to join the Board and will either elect a new member to fill a vacant seat or recommend a new member to the shareholders for election at an Annual Meeting of Stockholders. The Board delegates the screening process involved in such selection to the Corporate Governance and Nominating Committee with direct input from the Chairman, the CEO, the Lead Director, if any, and such other executive officers as the Corporate Governance and Nominating Committee deems appropriate. Stockholders may propose nominees for consideration by the Corporate Governance and Nominating Committee by submitting names and


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supporting information to the Secretary of the Company in accordance with the deadlines and procedures set forth in the Proxy Statements for Annual Meetings of the Stockholders.

6.       BOARD COMMITTEES

         It is the general policy of the Company that all major decisions be considered by the Board as a whole but that certain decisions are specifically delegated to committees as set forth in the committee charters, which charters are approved by the Board. Except as otherwise required by applicable laws, regulations or listing standards, the Board supports a committee structure in which the committees study and consider issues, and in some cases, bring a recommendation to the full Board. The Board currently has established the following committees to assist the board in discharging its responsibilities:

         a.       Audit Committee;

         b.       Compensation Committee; and

         c.       Corporate Governance and Nominating Committee.

From time to time, AD HOC committees may be established for special assignments.

         The current committee charters are published on the Company website. The committee chairmen report the highlights of their meetings to the full Board in the regularly scheduled Board meetings. The Corporate Governance and Nominating Committee recommends the membership and chairmen of the committees to the Board for approval. The Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee and made up entirely of Independent directors. The membership of the committees may be rotated among Board members from time to time as set forth below.

7.       ASSIGNMENT AND ROTATION OF COMMITTEE MEMBERS

         The Corporate Governance and Nominating Committee is responsible, with consideration of the recommendations of the Chairman, the CEO, and individual Board members, for recommending Board members to individual committees. In making such recommendation, the Corporate Governance and Nominating Committee will take into consideration individual skill sets and preferences as well as any requirements of committee charters.

         Consideration will be given to rotating committee members each year. To the extent practical, the Corporate Governance and Nominating Committee will consider rotating one person on and one person off each committee each year, but rotation is not necessarily required each year. In addition, to the extent practical, the Corporate Governance and Nominating Committee will endeavor to rotate committee chairmen


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every three to five years, with the expectation that a new chairman will have served on the committee before becoming chairman of said committee.

8.       COMMITTEE MEETING AGENDA

         The Chairman of each committee, in consultation with the appropriate members of Management, will develop the committee's agenda. As a general rule, the agenda and supporting materials will be distributed prior to committee meetings.

9.       BOARD MEETING AGENDA

         The Chairman (or Lead Director if there is no Chairman), in consultation with the CEO (or Lead Director if the Chairman is the CEO), establishes the agenda for each Board meeting. The Secretary shall solicit agenda topics from each of the Committee Chairmen. Individual Directors may add topics to the agenda by contacting the Chairman. In addition, the Chairman may solicit topics from individual Directors.

10.      BOARD MATERIALS DISTRIBUTED IN ADVANCE

         Information and data that is important to the Board's understanding of the business is distributed in writing to the Board before the Board meets. Management will see that this material is as concise as possible while still providing the desired information.

         As a general rule, presentations on specific subjects will be sent to the Board members in advance so that the Board meeting time may be conserved, and discussion time focused on questions that the Board has about the material.

11.      REGULAR ATTENDANCE OF NON-DIRECTORS AT BOARD MEETINGS

         The Board is comfortable with regular attendance at each Board meeting of non-board members who are invited by the Chairman, except during Executive Sessions of the Board.


12.      EXECUTIVE SESSIONS OF THE BOARD

         The Board shall regularly conduct Executive Sessions of the independent Directors.

13.      BOARD ACCESS TO SENIOR MANAGEMENT

         Board members have complete access to Management.

         Furthermore, the Board encourages Management to, from time to time, bring executives and managers into Board meetings who (a) can provide additional insight to


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the items being discussed because of personal involvement in these areas, and/or
(b) represent managers with executive potential that the Management believes should be given exposure to the Board.

14.      DIRECTOR COMPENSATION

         Directors who are also our employees do not receive additional compensation for serving on the Board. The Compensation Committee has the responsibility for recommending to the Board compensation and benefits for non-employee directors. In discharging this duty, the Compensation Committee shall be guided by three goals; compensation should fairly pay directors for work required in a company of the Company's operational size and scope; compensation should align directors' interests with the long-term interests of stockholders; and the structure of the compensation should be adequate to enable the Company to attract and retain well-qualified directors. The CEO should report annually to the Compensation Committee the status of Board compensation in relation to other like companies. Changes in Board compensation, if any, should come at the recommendation of the Compensation Committee, but with discussion and approval of the full Board.

15.      SIZE OF THE BOARD

         The Board should consider the appropriate size of the Board and fix the number of Directors pursuant to a resolution adopted by a majority of the Board. The Board believes that, given the current operations of the Company, the needs of the various committees of the Board, and the need for a diversity of views, the size of the Board should be in the range of 7 to 11 directors.

16.      ATTENDANCE OF BOARD MEETINGS

         The Board believes that Directors, to the extent possible, should: (a) attend all Board meetings and all applicable committee meetings, in person or by phone, and in no event should a Director attend less than 75% of Board meetings or applicable Committee meetings and (b) participate in the entire meeting. If a Director attends a Board Meeting via telephone, such Director shall use a land line (I.E., not a cell phone) unless this requirement is waived by the Chairman.

17.      INDEPENDENT DIRECTORS

         No less than a two-thirds majority of Directors on the Board will be Independent Directors. (See Item 18 for Definition of Independence)

18.      DEFINITION OF INDEPENDENCE

         An independent Director is one who is independent of Management and free from any relationship that, in the opinion of the Corporate Governance and Nominating Committee, would interfere with the exercise of independent judgment as a Director and


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who meets the definition of independence set forth in applicable SEC and Nasdaq regulations.

19.      FORMER CEO'S BOARD MEMBERSHIP

         It is assumed that when a CEO resigns from that position, he should offer his resignation from the Board at the same time. Whether or not the individual continues to serve on the Board is a matter for discussion with the new CEO and the Board.

         A former CEO or any other former officer serving on the Board will not be considered independent until the expiration of any applicable "cooling off period" and he/she meets the definition of independence set forth in applicable SEC and Nasdaq regulations.

20.      BOARD MEMBERSHIP CRITERIA

         The Corporate Governance and Nominating Committee is responsible for reviewing with the Board, on an annual basis, the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board.

21.      ASSESSING THE BOARD'S PERFORMANCE

         The Board and each of the committees will perform an annual self-evaluation. Directors will be requested to provide their assessments of the effectiveness of the Board and the committees on which they serve. The assessments will be presented to, and discussed by, the full Board.

         The Corporate Governance and Nominating Committee is responsible to solicit feedback on the Board's performance and report to the Board, on an annual basis, an assessment of the Board's performance. This report will be discussed by the full Board. This assessment is of the Board's contribution as a whole and specifically reviews areas in which the Board and/or Management believes a better contribution could be made. Its purpose is to increase the effectiveness of the Board, not to review individual Board members.

         In addition, the Corporate Governance and Nominating Committee will review the performance of each individual Board member prior to proposing him or her for re-election.

         Each committee, on an annual basis, will evaluate its performance, consider its goals for the coming year, and report thereon to the full Board.

22.      DIRECTORS WHO CHANGE THEIR PRESENT JOB RESPONSIBILITY

         It is the sense of the Board that an individual Director who changes his/her full-time, responsibility should volunteer to resign from the Board. It is not the sense of the


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Board, however, that a Director who retires or changes his/her full-time responsibility should necessarily leave the Board. Therefore, there should be an opportunity for the full Board, after preliminary review by the Corporate Governance and Nominating Committee, to review the continued appropriateness of Board membership under these circumstances.

23.      TERM LIMITS

         Directors currently serve for three (3) year terms. While term limits could help ensure that there are fresh ideas and viewpoints available to the Board, they hold the disadvantage of losing the contribution of Directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and, therefore, provide an increasing contribution to the Board as a whole. Therefore, Directors shall be expected to serve for no more than three (3) terms unless, upon recommendation of the Corporate Governance and Nominating Committee, the Board shall approve additional terms.

24.      RETIREMENT AGE

         It is the sense of the Board that Directors will volunteer to resign from the Board at the end of the term during which they reach the age of 72. While a retirement age could help ensure that there are fresh ideas and viewpoints available to the Board, it holds the disadvantage of losing the contribution of Directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and, therefore, provide an increasing contribution to the Board as a whole. Therefore, Directors shall be expected to resign from the Board at the end of the term during which they reach the age of 72 unless, upon recommendation of the Corporate Governance and Nominating Committee, the Board shall approve additional terms.

25.      FORMAL EVALUATION OF THE CEO

         The Compensation Committee will present to the Board annually after the close of the fiscal year an evaluation of the CEO. After agreement of the evaluation by the Independent Directors, the evaluation will be communicated to the CEO by the Chairman of the Compensation Committee. The evaluation will be based on objective criteria, communicated to the CEO at the beginning of each fiscal year, including performance of the business, accomplishment of near and long term objectives, development of Management, ETC. The evaluation will be used by the Compensation Committee when considering the compensation of the CEO.

26.      EVALUATION OF EXECUTIVE OFFICERS

         The CEO will present to the Compensation Committee annually after the close of the fiscal year an evaluation of the Company's executive officers. After agreement of the evaluations by the Compensation Committee, the evaluations will be communicated to


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the executive officers by the CEO. The Chairman of the Compensation Committee
will present a summary of the evaluations to the full Board.

27.      SUCCESSION PLANNING

         There will be available, on a continuing basis, the CEO's recommendation as to his or her successor should he or she be unexpectedly disabled.

         There will be an annual report by the CEO to the Board on succession planning.

28.      MANAGEMENT DEVELOPMENT

         In addition to the succession planning annual report, the CEO will at the same time report on Management development to the Board.

         In addition, the CEO reviews annually with the Compensation Committee performance of the other executive officers and the extent to which these officers have accomplished their goals. The Compensation Committee may, in turn, provide a summary of these reports and reviews to the full Board.

29.      BOARD INTERACTION WITH STOCKHOLDERS, THE PRESS, CUSTOMERS, ETC.

         Management speaks for the Company. Directors do not speak for the Company. Stockholders and other interested persons may communicate with Directors by writing to them c/o the Secretary of the Company. The Secretary will received the correspondence and forward it to the Director or Directors to whom it is addressed.

30.      SHARE OWNERSHIP OF DIRECTORS

         The Board expects that Directors will be stockholders and have a meaningful financial stake in the Company. It is anticipated that each Director will develop such a meaningful ownership position in the Company over time, depending upon individual circumstances. All Directors will comply with the Company's Equity Interest Policy.

31.      CONFLICTS OF INTEREST

         A Director's business or family relationships may occasionally give rise to that Director's material personal interest on a particular issue. Each Director is responsible for disclosing situations that he or she reasonably believes give rise to a potential conflicts of interest to the Corporate Governance and Nominating Committee. In addition, the Corporate Governance and Nominating Committee shall ask Directors about potential conflicts of interest at least once per year. The Board, upon recommendation of the Corporate Governance and Nominating Committee and after consultation with the Company's outside counsel, determines on a case-by-case basis whether such a conflict of interest exists. The Board takes appropriate steps to identify such potential conflicts


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and to assure that all Directors voting on an issue are disinterested with respect to that issue.

32.      RELATED PARTY TRANSACTIONS

         The Company generally disfavors related party transactions. The Company shall not enter into any transaction with any Director without the prior approval of the Board.

33.      DIRECTOR ORIENTATION AND CONTINUING EDUCATION

         The Board encourages Directors to participate in continuing education programs, including, but not limited to, those recommended by the Corporate Governance Committee.

         The Corporate Governance and Nominating Committee oversees the Corporation's Director Orientation and Director Continuing Education programs, which are set forth below:

         (a) The Secretary of the Company shall be responsible for providing an orientation for new Directors, and periodically providing materials or briefing sessions for all Directors on subjects that would assist them in discharging their duties.

         (b) Each Director shall, within six months of election to the Board, receive a personal briefing from Senior Management at the Company offices on the Company's strategic plans, financial statements, and key policies and practices.

         (c) Directors are encouraged to attend director continuing education institutes and programs offered by certain national associations, universities, and other third parties, and the Company has established an annual allowance to pay reasonable expenses and fees occurred for attendance at these programs. The Secretary of the company will keep a record of Director Continuing Education.

34.      DONATIONS TO DIRECTOR OR OFFICER CHARITIES

         Except for any contributions made pursuant to a company matching program that is generally available to all employees, the Company shall not make any donation to any charity with which any Director or Officer is affiliated without the prior approval of the Board.

35.      MEMBERSHIP ON OTHER BOARDS

         From time to time, Directors, Officers, or other employees may wish to serve on the boards of other public, private, or non-profit organizations. Such service is often in


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the best interests of both the Company and the individual, but the Company has a legitimate interest in protecting against conflicts of interest and limiting demands on a Director's, Officer', or employee's time. Therefore, the following procedures shall apply:

         1) if a director intents to join a board, he or she shall so notify the Corporate Governance Committee, carbon copying the Company Secretary. Directors are expected to limit membership on boards of other public companies to the extent necessary to prevent interference with fulfilling responsibilities and duties to the Company.

         2) if a Section 16 Officer wishes to join a board, he or she shall not do so without prior approval of the Board.

         3) if (a) an officer who is not a Section 16 Officer, or (b) a non-officer employee wishes to joint a board, he or she shall not do so without prior approval of the CEO.

36.      BOARD ACCESS TO INDEPENDENT ADVISORS

         The Board shall have the authority to obtain advice and assistance from internal or external legal, financial, accounting or other advisors.

37.      CODE OF CONDUCT AND ETHICS

         All of the Company's employees, Officers, and Directors are required to abide by the Company's Code of Conduct and Ethics. The Board expects Directors, Officers, and employees, to act ethically at all times and to adhere to this Code. The Sarbanes-Oxley Act of 2002 also requires companies to have procedures to receive, retain, and treat employee complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We have such procedures in place, and the Company's hotlines are set forth in the Code.


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